SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 18, 2025
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01	Other Events.

Zion Oil and Gas, Inc., a Delaware corporation, which has an active petroleum exploration operation onshore Israel on the Megiddo-Jezreel area, announces the resumption of the recompletion of the Megiddo-Jezreel 1 (MJ-01) well in Israel. Zion’s rig crew arrived in Israel on February 15, 2025, and has commenced critical maintenance and preparatory work. The rig, which was safely “warm stacked” in September, is undergoing necessary checks for maintenance, including fluid changes, lubrication and greasing, and mechanical, electrical, and safety audits. Following maintenance, the team will begin drilling out the temporary plug at approximately 1,100 meters. This phase is expected to take 2-3 weeks, paving the way for the subsequent well completion and testing operations. Once the plug is removed, Zion will proceed with setting a permanent plug at the deeper part of the well, allowing for isolating targeted zones of interest for testing.

Zion Oil & Gas has successfully navigated complex logistical challenges to ensure the timely delivery of essential equipment. Resources are currently enroute from across the globe, including India, Romania, Germany, the Netherlands, the UAE, the United States, and Tanzania. This unprecedented international cooperation underscores the dedication and perseverance of Zion’s team and partners.

Zion has maintained continuous security at the MJ-01 site, ensuring a stable and secure operational environment. Additionally, commercial air travel into Israel has steadily resumed, further supporting logistical operations. With all necessary equipment expected to be on-site by March, Zion anticipates progressing through the well completion and testing operations in Q2 2025.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press release dated February 18, 2025
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: February 18, 2025	By:	/s/ Robert Dunn
Robert Dunn
Chief Executive Officer